Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” and inclusion in this Registration Statement of Golden Elephant Glass Technology, Inc. on Form S-1 (Amendment No. 1) of our report dated May 14, 2008, with respect to the Consolidated Balance Sheets of Dollar Come Investments Limited as of December 31, 2007 and 2006 and the related Consolidated Statements of Income and Other Comprehensive Income/(Deficit), Stockholders’ Equity and Cash Flow for each of the two years in the period ended December 31, 2007.

/s/ PKF

PKF

Certified Public Accountants

Hong Kong, China

October 16, 2008